Exhibit 3.86
CODE OF REGULATIONS
OF
NOVA ENGINEERING, INC.
adopted by its shareholders entitled to vote for the government of the corporation:
ARTICLE I
MEETINGS OF SHAREHOLDERS
     (a) Annual Meetings. The regular annual meeting of the shareholders shall be held at the principal office of the corporation, in Fairfield, Ohio on the 1st day in March of each year, at 9:00 a.m. If that day falls on a legal holiday, the meeting shall be held on the day following at the same hour. The first annual meeting shall be held in 1993.
     (b) Special Meetings. The Secretary shall call special meetings pursuant to a resolution of the Board of Directors, or upon the written request of two directors, or by shareholders representing 25% of the shares issued and entitled to vote. Calls for special meetings shall specify the time, place and purpose therefor. No business other than that specified in the call shall be considered.
     (c) Notice of Meetings. A written notice stating the date, time, place and purposes of the meeting of shareholders shall be given either by personal delivery or by mail at least thirty days before the date of the meeting to each shareholder of record entitled to notice of the meeting. If mailed, such notice shall be addressed to the shareholder at his address as it appears on the records of the corporation.
     All notices, with respect to any shares held in more than one name, may be given to the one who is named first on the certificate of stock. Notice so given shall be considered as notice to all the holders on such shares.
     (d) Quorum. A majority of the shares issued and outstanding, represented by the holders of record thereof, in person or by proxy, shall constitute a quorum at any meeting of shareholders, but less than such number may adjourn the meeting from time to time. At such adjourned meeting any business may be transacted which might have been transacted if the meeting had been held as originally called.
     (e) Proxies. Any shareholder entitled to vote at a meeting of shareholders may be represented and vote thereat by proxy in writing, subscribed by such shareholder or by his duly authorized attorney, and submitted to the Secretary at or before such meeting.
ARTICLE II
SEAL
     The seal of the corporation shall be circular, about two inches in diameter with the name of the corporation appearing around the margin and the word “SEAL” placed in the center. It shall remain in the custody of the Secretary. The seal or a facsimile thereof shall be affixed to all certificates of stock. If deemed advisable and authorized by the Board of Directors, a duplicate seal may be kept and used by any other officer of the corporation or by the Transfer Agent or Registrar.
ARTICLE III
SHARES
     SECTION 1. Certificates. Certificates evidencing the ownership of shares of the corporation shall be issued to those entitled to them by transfer or otherwise. Each certificate shall be numbered consecutively, shall be signed by the President or a Vice-President and by the Secretary, an Assistant Secretary, the Treasurer, or Assistant Treasurer. The certificate shall bear the seal of the corporation and shall contain such recitals as may be required by law. The certificates shall be of such tenor and design as the Board of Directors may determine.
     SECTION 2. Transfer. (a) Shares may be transferred by the registered holders thereof or by their legally empowered attorneys or by their legal representatives, by surrender of the certificate and a written assignment of the shares. The Board of Directors may appoint such Transfer Agents or Registrars of shares as it may deem advisable and may define their powers and duties.
     (b) All endorsements, assignments, transfers, share powers or other instruments of transfer of securities standing in the name of the corporation shall be executed for and in the name of the corporation by any two of the following officers: the President or a Vice-President, and the Treasurer or Secretary, or an Assistant Treasurer or an Assistant Secretary, or by any person or persons authorized by the Board of Directors.
     SECTION 3. Lost Certificates. The Board of Directors may order new certificates to be issued in place of any certificates claimed to have been lost or destroyed. In every case the owner or owners of the lost certificates shall first furnish a bond to the corporation with surety or sureties satisfactory to the corporation, in such sum as the Board of Directors may, in its discretion, deem sufficient as indemnity against any loss or liability that the corporation may incur by reason of the issuance of the new certificates.
     The Board of Directors may, in its discretion, refuse to issue such new certificates, save upon the order of a court or competent jurisdiction.
     SECTION 4. Closing of Transfer Books. The share transfer books of the corporation may be closed by order of the Board of Directors for a period not exceeding ten (10) days prior to any meeting of shareholders and for a period not exceeding ten (10) days prior to the payment of any dividend. The times during which the books may be closed shall be fixed by the Board of Directors.
ARTICLE IV
DIRECTORS
     The number of members of the Board of Directors shall be determined pursuant to law, and then only by a resolution of the shareholders entitled to vote. The election of directors shall be held at the regular annual meeting of the shareholders or at a special meeting called for that purpose.

     Unless removed as permitted by law or by these regulations, Directors shall hold office until the expiration of the term for which they were elected and shall continue in office until their respective successors shall have been duly elected and qualified.
ARTICLE V
VACANCIES IN THE BOARD
     A resignation by a director shall take effect upon its receipt by the Secretary unless some other time is specified therein. In case of any vacancy in the Board of Directors through death, resignation, removal, disqualification or other cause deemed sufficient by the Board, the remaining directors, though less than a majority of the Board, by affirmative vote of a majority of those present at any duly convened meeting may, except as hereinafter provided, elect a successor to hold office for the unexpired portion of the term of that Director, and until the election and qualification of a successor.
ARTICLE VI
REGULAR MEETINGS
     Regular meetings of the Board of Directors shall be held periodically on such dates as the Board may designate.
ARTICLE VII
SPECIAL MEETINGS
     Special meetings of the Board of Directors shall be called by the Secretary and held at the request of the President or any two of the Directors.
ARTICLE VIII
NOTICE OF MEETINGS
     Written notice of the time and place of each meeting of the Directors shall be given by the Secretary to each Director either by personal delivery or by mail, telegram, or cablegram at least two days before the meeting, which notice need not specify the purposes of the meeting.
     Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.
ARTICLE IX
QUORUM
     A majority of the Directors in office at the time shall constitute a quorum at all meetings.
ARTICLE X
PLACE OF MEETINGS
     The Board of Directors may hold its meetings at such place or places within or without the State of Ohio as the Board may, from time to time, determine.

ARTICLE XI
COMPENSATION
     Directors, as such, shall not receive any stated salary for their services. By resolution of the Board a fixed sum for expenses, if any, may be allowed for attendance at each meeting, regular or special. Nothing herein contained shall preclude any Director from serving the corporation in any other capacity and receiving compensation therefor. Members of executive or special committees meetings as the Board of Directors may determine.
ARTICLE XII
ELECTION OF OFFICERS
     At the first meeting of the Board of Directors in each year held after the annual meeting of the shareholders and at any special meeting provided in Article VII, the Board of Directors shall elect or choose the officers of the corporation and designate such subordinate officers and employees as it shall determine. They may also appoint an executive committee or committees from their number and define their powers and duties.
ARTICLE XIII
OFFICERS
     The officers of this corporation shall be a President, a Vice-President, a Secretary and a Treasurer who may or may not be directors and who need not be separate individuals. The officers shall be elected or chosen by the Board of Directors and shall hold office for one year and until their successors are elected or chosen and qualified. Additional Vice-Presidents may be elected or chosen as may be determined by the Directors who may also appoint one or more Assistant Directors who may also appoint one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers and agents of the corporations as it may determine.
     Any officer or employee elected or appointed by the Board of Directors, other than that of Director, may be removed at any time upon vote of the majority of the Board of Directors.
     Other than the offices of President and Secretary, any two or more offices may be held by the same person.
     The Board of Directors may, in case of the absence of any officer for any other reason it may deem sufficient, delegate the powers or duties of such officer to any other officer or to any Director, provided a majority of the Board of Directors concurs.
ARTICLE XIV
DUTIES OF OFFICERS
     (a) President. The President shall preside at all meetings of Shareholders and directors. The President shall exercise, subject to the control of the Board of Directors and the shareholders of the corporation, a general supervision over the affairs of the corporation.

     (b) Vice-President. In the absence of the President or in the event of his death, inability or refusal to act, the Vice-President shall perform the duties and be vested with the authority of the President.
     (c) Secretary. The Secretary shall record the minutes of all proceedings of the Board of Directors and of the shareholders and shall maintain proper records thereof which shall be attested by him. He shall keep such books as may be required by the Board of Directors and shall take charge of the seal of the corporation.
     (d) Treasurer. The Treasurer shall have the custody of the funds and securities of the corporation which may come into his hands and shall do with the same as may be ordered by the Board of Directors. When necessary or proper, he may endorse, for collection on behalf of the corporation, checks, notes and other obligations. He shall deposit the funds of the corporation to its credit in such banks and depositaries as the Board of Directors may, from time to time, designate. He shall submit to the annual meeting of the shareholders a statement of the financial condition of the corporation. He shall keep and maintain in the books of the corporation full and accurate accounts of all moneys received and disbursed for and on account of the corporation, and shall, whenever required by the Board of Directors, make and render a statement of his accounts and such other statements as may be required.
     (e) General Duties of All Officers. All officers shall perform generally all duties incident to the particular office and also such other duties as may be assigned to such officer by the Board of Directors.
ARTICLE XV
ORDER OF BUSINESS
     The order of business at meetings of shareholders shall be the order or sequence usual and generally prevalent for the orderly conduct of the business of such meetings.
     In case of a dispute or question as to procedure, the standard and recognized rules of parliamentary procedure shall govern unless otherwise specifically provided in these regulations or by law.
     All persons claiming to hold proxies shall present them to the Secretary for verification before the opening of the meeting.
ARTICLE XVI
FISCAL YEAR
     The fiscal year of the corporation shall begin on the 1st day of January in each year.
ARTICLE XVII
FORCE AND EFFECT OF CODE OF REGULATIONS
     This Code of Regulations is subject to the provisions of the General Corporation Law Chapter 1701 of the Ohio Revised Code and the corporation’s Articles of Incorporation as they may be amended. If any provision in this Code of Regulations is inconsistent with any provision of the law or of the Articles of Incorporation, the provision of the law or of the Articles of Incorporation shall govern.
ARTICLE XVIII
ADAPTATION TO ONE PERSON CORPORATION
     Wherever in this Code of Regulations references are made to more than one incorporator, director or shareholder, they shall, if this is a sole incorporator, director, shareholder corporation, be construed to mean the solitary person; and all provisions dealing with the quantum of majorities or quorums shall be deemed to mean the action by the one person constituting the corporation.
ARTICLE XIX
AMENDMENTS
     These regulations may be amended or new regulations may be adopted at a meeting held for such purpose, by the affirmative note of the holders of shares entitling them to exercise a majority of the voting power of the corporation on such proposal; notice of which meeting having been given pursuant to these regulations. The foregoing may be accomplished without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on such proposal.
     The shareholders may adopt and may authorize the Directors to adopt, either before or during an emergency as that term is defined in the Revised Code, such emergency regulations as may be permitted by law, which shall be operative only during an emergency.
PROCEEDINGS OF THE INCORPORATOR
     On the 28th day of December, 1989, John B. Cornetet, desiring to form a body corporate, in accordance with the general corporation laws of the State of Ohio, under the name and style of Nova Engineering, Inc., and with all the corporate rights, powers, privileges and liabilities enjoyed or imposed by such laws, did subscribe and acknowledge, as required by law, Articles of Incorporation, which Articles together with Original Appointment of Agent, were, on the 28th day of December, 1989, duly filed in the office of the Secretary of State at Columbus, Ohio, and by him recorded, and the original of which Articles, Original Appointment of Agent, and the Certificate of the Secretary of State, all as recorded on Roll G767 at Frame 1368 of the Records of Incorporation and Miscellaneous Filings, are attached hereto.

John B. Cornetet, Incorporator